SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                              ------------------


                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT")


                              Fedders Corporation
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            (Exact Name of Registrant as Specified in Its Charter)


      Delaware                                            22-2572390
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(State of Incorporation                               (I.R.S. Employer
or Organization)                                      Identification No.)


         505 Martinsville Road
      Liberty Corner, New Jersey                          07938-0813
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  (Address of Principal Executive Offices)                (Zip Code)


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
If this form relates to the registration of a          If this form relates to the registration of a
class of securities pursuant to Section                class of securities pursuant to Section
12(b) of the Exchange Act and is                       12(g) of the Exchange Act and is
effective pursuant to General Instruction              effective pursuant to General Instruction
A.(c), please check the following box. |X|             A.(d), please check the following box.   |_|
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Securities Act registration statement file number to which this
form relates:         None
                -------------------
                 (If applicable)


Securities to be registered pursuant to Section 12(b) of the Exchange Act:


     Title of Each Class                       Name of Each Exchange on Which
     to be so Registered                       Each Class is to be Registered

Series A Cumulative Preferred Stock, par          New York Stock Exchange
   value $0.01 per share
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Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of Class)




                INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Pursuant to Fedders Corporation's exchange offer (the "Exchange Offer"), up to 2,100,000 shares of a new Series A Cumulative Preferred Stock (the "Series A Cumulative Preferred Stock") will be issued in exchange for up to 15,000,000 existing shares of Fedders Common Stock. The Series A Cumulative Preferred Stock is to be registered under the Exchange Act.

         For a description of the rights and privileges of the Series A Cumulative Preferred Stock, reference is made to the information set forth under the heading "Description of Capital Stock" in the Offering Circular which is an exhibit to the Tender Offer Statement on Schedule TO of the Registrant filed with the Securities and Exchange Commission on October 29, 2002, as amended by Amendment No. 1 on November 13, 2002, Amendment No. 2 on November 29, 2002 and Amendment No. 3 on December 12, 2002, which information is hereby incorporated by reference into this Form 8-A. Copies of such description have been filed with the New York Stock Exchange.

ITEM 2.  EXHIBITS

1.       Restated Certificate of Incorporation of Fedders Corporation.

2. Certificate of Designation of Series A Cumulative Preferred Stock of Fedders Corporation.



                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         FEDDERS CORPORATION


December 20, 2002                        By: /s/ Robert N. Edwards
                                             ---------------------------
                                             Name:  Robert N.  Edwards
                                             Title: Vice President and General
                                                    Counsel



                               INDEX OF EXHIBITS


Exhibit No.    Description

1.             Restated Certificate of Incorporation of Fedders Corporation.

2. Certificate of Designation of the Series A Cumulative Preferred Stock of Fedders Corporation.

                                                                     Exhibit 1

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                              FEDDERS CORPORATION


         The undersigned, Kent E. Hansen, certifies that he is the Executive Vice President and Secretary of Fedders Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

                  (1) The name of the Corporation is Fedders Corporation.

                  (2) The name under which the Corporation was originally incorporated was Fedders Corporation and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 4, 1984.

                  (3) This Restated Certificate of Incorporation was duly adopted by in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  (4) The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

FIRST: The name of the corporation shall be FEDDERS CORPORATION.

SECOND: The purposes for which the Corporation is formed are as follows:

         (a) To design, manufacture, buy, sell, distribute, at wholesale or retail, import and export, rent and lease, repair and maintain, dispose of, and generally deal in all kinds of air-conditioning apparatus, equipment and appliances; refrigeration apparatus, equipment and appliances; heating apparatus, equipment and appliances; gas and electric stoves and ranges; automatic clothes-washing machines and clothes-drying machines of all kinds and for all purposes; automobile radiators and other components of all kinds; sheetmetal specialties; and all other devices of any kind or nature used in conjunction therewith, or incidental or accessory thereto.

         (b) To design, create, manufacture, produce, export, import, purchase, acquire, sell, dispose of, and generally deal in and with materials, articles, machinery, apparatus, equipment, appliances, supplies, goods and other personal property of every kind and description, tangible or intangible, and to engage in any mercantile, commercial manufacturing or trading business of any character.

         (c) To acquire, by purchase or otherwise, own, hold, lease, mortgage, sell, or otherwise dispose of, and generally deal in and with rights and interests in real and personal property of every kind and description.

         (d) To acquire, sell or otherwise dispose of, deal in and with, and grant and obtain licenses for all kinds of intangible property, including patent rights, improvements thereon, inventions, discoveries, formulas and processes, copyrights, trademarks, trade names and designs.

         (e) To the extent permitted by law, to promote, finance, underwrite and assist, financially or otherwise, and to assume and guarantee the obligations of any individual, corporation or other entity, and to purchase or otherwise acquire, hold, own, sell or otherwise dispose of securities and obligations of every nature and kind of any issuer, whether or not incorporated.

         (f) To do all and everything necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objectives hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things, incidental or appurtenant to or arising out of or connected with the aforesaid businesses or any part or parts thereof.

         (g) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

THIRD: The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue is 90,000,000, consisting of 70,000,000 shares of Common Stock having a par value of $0.01 per share, 5,000,000 shares of Class B Stock having a par value of $0.01 per share and 15,000,000 shares of Preferred Stock having a par value of $0.01 per share.

The powers, preferences and the relative, participating, optional and other rights and the qualifications, limitations and restrictions thereof, of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the designations and the powers, preferences and rights of each share of Preferred Stock and the qualifications, limitations and restrictions thereof which are not fixed by this Certificate of Incorporation, are as follows:

A. COMMON STOCK AND CLASS B STOCK.

I. Dividends, etc.

Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Common Stock and Class B Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, that in the case of cash dividends, if at any time a cash dividend is paid on the Common Stock, a cash dividend of equal amount shall be paid on the Class B Stock; and provided, further, that in the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Corporation other than Preferred Stock, which occur after the initial issuance of shares of Class B Stock by the Corporation, only shares of Common Stock shall be distributed with respect to Common Stock and only shares of Class B Stock shall be distributed with respect to Class B Stock, in each case, in an amount per share equal to the amount per share paid with respect to the Common Stock, and that, in the case of any combination, reclassification or subdivision of the Common Stock, the shares of Class B Stock shall also be combined, reclassified or subdivided so that the number of shares of Class B Stock outstanding immediately following such combination, reclassification or subdivision shall bear the same relationship to the number of shares outstanding immediately prior to such combination, reclassification or subdivision as the number of shares of Common Stock outstanding immediately following such combination, reclassification or subdivision bears to the number of shares of Common Stock outstanding immediately prior to such combination, reclassification or subdivision.

II. Voting.

         (a) At every meeting of the stockholders, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Stock shall be entitled to one (1) vote in person or by proxy for each share of Class B Stock standing in his name on the transfer books of the Corporation, except that each holder of Class B Stock shall be entitled to ten (10) votes per share on the election of any directors at any stockholders' meeting (i) if more than 15% of the shares of Common Stock outstanding on the record date for such meeting are beneficially owned by a person or group of persons acting in concert (unless such person or group is also the beneficial owner of a majority of the shares of Class B Stock on such record date), or (ii) if a nomination for the Board of Directors is made by a person or group of persons acting in concert, other than the Board of Directors (unless such nomination is made by one or more holders of Class B Stock, acting in concert, who beneficially own more than 15% of the shares of Class B Stock outstanding on such record date).

         (b) The provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of the holders of a majority of the shares of the Common Stock and of a majority of the shares of the Class B Stock, each voting separately as a class.

         (c) The Corporation may not effect or consummate:

                  (1) any merger or consolidation of the Corporation with or into any other person;

                  (2) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other person; or

                  (3) any dissolution of the Corporation;

unless and until such transaction is authorized by the vote, if any, required by Delaware law; and unless and until such transaction is authorized by a majority of the votes entitled to be cast by the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class, but the foregoing shall not apply to any merger or other transaction described in the preceding subparagraphs (1) and (2) if the other party to the merger or other transaction is a Subsidiary of the Corporation.

For purposes of this paragraph (c) a "Subsidiary" is any corporation more than 50% of the voting securities of which are owned directly or indirectly by the Corporation; and a "person" is any individual, partnership, corporation or entity.

         (d) Following the initial issuance of shares of Class B Stock, the Corporation may not effect the issuance of any additional shares of Class B Stock (except in connection with stock splits and stock dividends) unless and until such issuance is authorized by the holders of a majority of the voting power of the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class.

         (e) Every reference in this Certificate of Incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes entitled to be cast by such shares.

         (f) Except as may be otherwise required by law or by this Article Third, the holders of Common Stock and Class B Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

III. Transfer.

         (a) No person holding shares of Class B Stock of record (hereinafter called a "Class B Holder") may transfer, and the Corporation shall not register the transfer of, such shares of Class B Stock, as Class B Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee and any purported transfer of shares not permitted hereunder shall result in the conversion of such shares into Common Stock as provided by subsection (d) of this Section III. A Permitted Transferee shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Stock:

                  (i) In the case of a Class B Holder who is a natural person:

                           (A) The spouse of such Class B Holder, any lineal
descendant of a parent of such Class B Holder, and any spouse of such lineal descendant (which lineal descendants, their spouses, the Class B Holder, and his or her spouse are herein collectively referred to as "Class B Holder's Family Members");

                           (B) The trustee of a trust (including a voting
trust) principally for the benefit of such Class B Holder and/or one or more of his or her Permitted Transferees described in each subclause of this clause
(i) other than this subclause (B), provided that such trust may also grant a general or special power of appointment to one or more of such Class B Holder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Class B Holder's Family Members payable by reason of the death of any of such Class B Holder's Family Members;

                           (C) Any organization, contributions to which are
deductible for federal income, estate or gift tax purposes or any split-interest trust described in Section 4947 of the Internal Revenue Code, as it may from time to time be amended (hereinafter called a "Charitable Organization");

                           (D) A corporation, if a majority of the beneficial
ownership of outstanding capital stock of such corporation which is entitled to vote for the election of directors is owned by, or a partnership if a majority of the beneficial ownership of the partnership is held by, the Class B Holder or his or her Permitted Transferees determined under this clause (i), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall, upon the election of the Corporation given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock; and

                           (E) The estate of such Class B Holder.

                  (ii) In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust (other than a Charitable Organization or any trust described in clause (iii) below), "Permitted Transferee" means (A) any person transferring Class B Stock to such trust and (B) any Permitted Transferee of any such transferor determined pursuant to clause (i) above.

                  (iii) In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust (other than a Charitable Organization) which was irrevocable on the date of initial issuance to such Class B Holder (hereinafter in this Section III called the "Record Date"), "Permitted Transferee" means (A) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (B) any Permitted Transferee of any such person determined pursuant to clause (i) above.

                  (iv) In the case of a Class B Holder which is a Charitable Organization holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means any Class B Holder.

                  (v) In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization) acquiring record and beneficial ownership of the shares of Class B Stock in question upon its initial issuance by the Corporation, "Permitted Transferee" means (A) any partner of such partnership, or stockholder of such corporation, on the Record Date, (B) any person transferring such shares of Class B Stock to such corporation or partnership, and (C) any Permitted Transferee of any such person, partner, or stockholder referred to in subclauses (A) and (B) of this clause (v), determined under clause (i) above.

                  (vi) In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in clause (v) above) holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means (A) any person transferring such shares of Class B Stock to such corporation or partnership and (B) any Permitted Transferee of any such transferor determined under clause (i) above.

                  (vii) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, which holds record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clause (i), (ii), (iii), (iv), (v) or (vi) above, as the case may be.

         (b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Class B Holder's shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section III. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

         (c) For purposes of this Section III:

                  (i) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

                  (ii) Each joint owner of shares of Class B Stock shall be considered a "Class B Holder" of such shares.

                  (iii) A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

                  (iv) Unless otherwise specified, the term "person" means both natural persons and legal entities.

                  (v) Without derogating from the election conferred upon the Corporation pursuant to subclause (D) of clause (i) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

         (d) Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee's shares of Class B Stock into shares of Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock or is a Permitted Transferee.

         (e) At any time when the number of outstanding shares of Class B Stock as reflected on the stock transfer books of the Corporation falls below 2.5% of the aggregate number of the issued and outstanding shares of the Common Stock and Class B Stock of the Corporation, or the Board of Directors and the holders of a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Common Stock, then, immediately upon the occurrence of either such event, the outstanding shares of Class B Stock shall be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

         (f) Shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The Corporation shall note on the certificates for shares of Class B Stock the restrictions on transfer and registration of transfer imposed by this Section III.

IV. Conversion Rights.

         (a) Subject to the terms and conditions of this Section IV, each share of Class B Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class B Stock, and at such other place or places, if any, as the Board of Directors may designate, or, if the Board of Directors shall fail so to designate, at the principal office of the Corporation (attention of the Secretary of the Corporation), into one (1) fully paid and nonassessable share of Common Stock. Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion. Before any holder of Class B Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that he elects so to convert said Class B Stock in accordance with the terms of this Section IV, and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Class B Stock and the Corporation, whereby the holder of such Class B Stock shall be deemed to subscribe for the amount of Common Stock which he shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class B Stock to be converted and to release the Corporation from all liability thereunder, and thereby the Corporation shall be deemed to agree that the surrender of the certificate or certificates therefor and the extinguishment of liability thereon shall constitute full payment of such subscription for Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Class B Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid. Subject to the provisions of subsection (d) of this Section IV, such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

         (b) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

         (c) The Corporation shall not be required to convert Class B Stock, and no surrender of Class B Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Class B Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Stock was surrendered.

         (d) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Stock by delivery of shares of Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Stock, will, upon issue, be fully paid and nonassessable and not entitled to any pre-emptive rights.

V. Liquidation Rights.

In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed and determined by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock or Class B Stock.

After payment in full of said amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of Common Stock and Class B Stock as follows:
(i) before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Class B Stock, the holders of the shares of Common Stock (including those persons who shall become holders of Common Stock by reason of converting their shares of Class B Stock) shall be entitled to receive $0.25 per share (the "Common Stock Initial Liquidation Amount"); (ii) before any additional payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock following the payment of the Common Stock Initial Liquidation Amount, the holders of Class B Stock shall be entitled to receive $0.50 per share (the "Class B Liquidation Amount"); and (iii) before any additional payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Class B Stock following the payment of the Class B Liquidation Amount, the holders of Common Stock (including those persons who shall become holders of Common Stock by reason of converting their shares of Class B Stock) shall be entitled to receive $0.25 per share (the "Common Stock Additional Liquidation Amount" and, together with the Common Stock Initial Liquidation Amount, the "Common Stock Liquidation Amount"). Following the payment or setting apart for payment of the Common Stock Liquidation Amount and the Class B Liquidation Amount, the holders of Common Stock and Class B Stock shall participate pari passu and be entitled to receive, on a pro rata basis, the remaining assets of the Corporation or proceeds therefrom available for distribution to the holders of Common Stock and Class B Stock. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation or proceeds thereof: (i) distributable among the holders of the shares of Common Stock shall be insufficient to pay in full the Common Stock Initial Liquidation Amount and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Common Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Common Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Common Stock and any such other stock if all amounts payable thereon were paid in full; (ii) distributable among the holders of the shares of Class B Stock shall be insufficient to pay in full the Class B Liquidation Amount and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Class B Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class B Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Class B Stock and any such other stock if all amounts payable thereon were paid in full; (iii) distributable among the holders of the shares of Common Stock shall be insufficient to pay in full the Common Stock Additional Liquidation Amount and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Common Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Common Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Common Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section V, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

B. PREFERRED STOCK

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Third, to provide for the issuance of the preferred shares in series, and by filing a certificate pursuant to the General Corporation Law of Delaware, to establish the number of shares to be included in each such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designations of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends of shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

         (h) Any other relative rights, preferences and limitations of that series. Dividends on outstanding preferred shares shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the common shares with respect to the dividend period. Any and all such shares issued, and for which the full consideration has been paid or delivered shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

FOURTH:  The duration of such Corporation shall be perpetual.

FIFTH: The name and mailing address of the Corporation's Registered Agent and Office in the State of Delaware are: The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, City of Wilmington, County of Newcastle.

SIXTH: Each director shall be elected by the stockholders at each annual meeting and shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified. The term of office of each director in office at the time this Article SIXTH becomes effective shall expire at the annual meeting of stockholders next held after the effectiveness of this Article SIXTH.

SEVENTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

EIGHTH: A director of the Corporation shall not personally be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically de nied.

TENTH: The Board of Directors of the Corporation shall have the power to amend the By-Laws of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf on this 26th day of March, 2002.


                                        Fedders Corporation


                                        By: /s/ Kent E. Hansen
                                            -------------------------
                                            Kent E. Hansen
                                            Executive Vice President and
                                            Secretary

                                                                     Exhibit 2

                   CERTIFICATE OF DESIGNATION, PREFERENCES,
                           RIGHTS AND LIMITATIONS OF

                      SERIES A CUMULATIVE PREFERRED STOCK

                                      of

                              FEDDERS CORPORATION

                          (Par Value $.01 Per Share)

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware

         The undersigned, Kent E. Hansen, certifies that he is the Executive Vice President and Secretary of Fedders Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, AND DOES HEREBY
CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on October 1, 2002, adopted the following resolution creating a series of Two Million One Hundred Thousand (2,100,000) shares of Preferred Stock designated as Series A Cumulative Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Cumulative Preferred Stock" and the number of shares constituting such series shall be Two Million One Hundred Thousand (2,100,000).

         Section 2. Dividends and Distributions.

         (A) The holders of shares of Series A Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative preferred dividends at $2.15 per share, per annum, payable quarterly. Such cumulative preferred dividends shall be payable at a rate of$0.5375 per share, per quarter, beginning on March 1, 2003 and then on each June 1, September 1, December 1, and March 1 of each year thereafter or if any such day is not a business day, on the next succeeding business day, (each such date being referred to herein as a "Dividend Payment Date"), to the holders of record as they appear in the stockholder record books of the Corporation at the close of the applicable record date designated by the board of directors for the payment of dividends that is not more than 30 nor less than 15 days prior to the applicable Dividend payment Date (a "Record Date"). Cash dividends paid by the Corporation from time to time will be applied to unpaid dividends in the order in which such dividends accrued. Accrued and unpaid dividends, if any, will not bear interest or bear dividends thereon.

         (B) To the extent not paid pursuant to Section 2(A) above, dividends on the Series A Cumulative Preferred Stock shall accumulate whether or not the Corporation has sufficient cash, earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

         (C) Unless full cumulative preferred dividends on all outstanding shares of Series A Cumulative Preferred Stock for all past dividend periods (including all accrued and unpaid dividends) shall have been declared and paid in cash, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities (as defined below); (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange or conversion for shares of other Junior Securities (or purchases, redemptions or other acquisitions of Junior Securities of former employees)) by the Corporation or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities.

         Section 3. Voting Rights.

         (A) Except as set forth in this Section 3 or as required by law, the holders of shares of Series A Cumulative Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

         (B) The Corporation will not, without the affirmative vote or consent of the holders of two-thirds (2/3) of the shares of the Series A Cumulative Preferred Stock then outstanding:

                           (i) amend or alter its Certificate of Incorporation or By-laws in any manner that materially adversely affects the powers, preferences or special rights of the holders of Series A Cumulative Preferred Stock,

                           (ii) create, authorize or issue any class or series of stock of the Corporation ranking as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation, senior to the Series A Cumulative Preferred Stock;

                           (iii) amend or alter this Certificate of Designation in any manner that materially adversely affects the rights of any of the holders of Series A Cumulative Preferred Stock, except as permitted by Section 3(C) below;

                           (iv) waive any compliance with any provision of this Certificate of Designation; or

                           (v) make any change in the amendment provisions set forth in this Certificate of Designation.

                  (C) Notwithstanding anything herein to the contrary, the Corporation in its sole discretion may without the vote of any holders of Series A Cumulative Preferred Stock:

                           (i) increase the amount of authorized and issued Series A Cumulative Preferred Stock;

                           (ii) create, authorize or issue any class or series of stock of the Corporation ranking as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation, pari passu to the Series A Cumulative Preferred Stock; and

                           (iii) amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency or to make any change that would provide any additional rights or benefits to the holders of Series A Cumulative Preferred Stock or that does not adversely affect the legal or economic rights under this Certificate of Designation of any such holder.

                  (D) (i) If at any time dividends on any Series A Cumulative Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Cumulative Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series A Cumulative Preferred Stock with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, shall have the right to elect two (2) additional directors.

                           (ii) During any default period, such voting right of the holders of Series A Cumulative Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(D) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of fifty-one (51%) in number of shares of Series A Cumulative Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series A Cumulative Preferred Stock of such voting right. At any meeting at which the holders of Series A Cumulative Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to make such increase in the number of directors as shall be necessary to permit the election by them of up to two (2) additional directors. After the holders of the Series A Cumulative Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Series A Cumulative Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Cumulative Preferred Stock.

                           (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than thirty percent (30%) of the total number of shares of Series A Cumulative Preferred Stock outstanding, may request, the calling of a special meeting of the holders of Series A Cumulative Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series A Cumulative Preferred Stock are entitled to vote pursuant to this Paragraph (D)(iii) shall be given to each holder of record of Series A Cumulative Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in the case of a default in the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than thirty percent (30%) of the total number of shares of Series A Cumulative Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (D)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                           (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the entire board of directors until the holders of Series A Cumulative Preferred Stock, voting as a class, shall have exercised their right to elect two (2) additional directors, after the exercise of which right (x) the directors so elected by the holders of Series A Cumulative Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (D)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (D) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                           (v) Immediately upon the expiration of a default period, (x) the right of the holders of Series A Cumulative Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Series A Cumulative Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or By-laws irrespective of any increase made pursuant to the provisions of Paragraph (D)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

                  Section 4. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation (the date of such occurrence, the "Liquidation Date"), the Corporation shall out of the assets of the Corporation available for distribution in respect of its stock, make the following payments in respect of its stock:

                           (i) first, payments due in connection with any class or series of stock of the Corporation, if any, ranking senior to the Series A Cumulative Preferred Stock on the Liquidation Date (the "Senior Securities"), including any accrued and unpaid dividends, if any, on such Senior Securities, to the Liquidation Date;

                           (ii) second, on a pro rata basis, payments (i) on shares of the Series A Cumulative Preferred Stock equal to $25.00 per share of Series A Cumulative Preferred Stock (the "Liquidation Preference"), plus, without duplication, all accrued and unpaid dividends, if any, and (ii) due in connection with any class or series of stock of the Corporation, if any, ranking pari passu to the Series A Cumulative Preferred Stock on the Liquidation Date (the "Parity Securities"); and

                           (iii) third, payments on any class or series of stock of the Corporation, if any, ranking junior to the Series A Cumulative Preferred Stock (the "Junior Securities"), including, without limitation, any class or series of Common Stock of the Corporation.

After payment in full in cash of the Liquidation Preference and all accrued and unpaid dividends, if any, to which the holders of Series A Cumulative Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment in full of all amounts due in connection with any Senior Securities, the amounts payable with respect to the Series A Cumulative Preferred Stock and all other Parity Securities are not paid in full, the holders of Series A Cumulative Preferred Stock and holders of the Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accrued and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in stock of the Corporation, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution, winding up of the business of the Corporation or reduction or decrease in stock of the Corporation.

                  Section 5. Conversion Rights. The holders of the Series A Cumulative Preferred Stock shall not have any rights with respect to conversion of the Series A Cumulative Preferred Stock.


                  IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this day of October __, 2002.

                                           FEDDERS CORPORATION


                                           By:________________________
                                           Name:    Kent E. Hansen
                                           Title:   Executive Vice President
                                                    and Secretary